Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 7, 2026 (except for Note 2 as it relates to the correction of an immaterial error, and Note 5, Stockholders’ Equity, as to which the date is June 29, 2026), with respect to the consolidated financial statements of American Ocean Minerals Corporation contained in this Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida

September 14, 2026